                                                                   EXHIBIT 10.24

[LOGO] HOWMET CORPORATION
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475 Steamboat Road
Greenwich, CT 06836-1960
Tel 203/825-8791
                                    REVISED

DAVID L. SQUIER
President and
Chief Executive Officer

                                      February 13, 1996


Mr. John C. Ritter
190 Beagling Hill Circle
Fairfield, CT 06430

Dear John:

I am very pleased to confirm our offer to join Howmet as Vice President and Chief Financial Officer. This is a major career move for you and I am confident it is the right move - both for you and Howmet. Our offer is detailed below:

COMPENSATION: Your annual base salary will be $190,000. Your next salary review will be in twelve months. You will be eligible to receive an annual cash bonus award targeted to pay 40% of your base salary. Half of your bonus will be based upon achievement of your personal objectives, while the other half is based solely on the company's performance. The bonus is funded by meeting minimum cashflow thresholds and has the ability to create funding up to 175%.

EQUITY PARTICIPATION: You will be eligible to participate in three equity programs under development:

     1. 20,000 Thiokol Stock Option Awards
     2. Howmet Stock Appreciation Rights, 5,000 Units at $100/unit
     3. An opportunity to buy into Howmet at the same price as the purchasers of the business.

The details of each plan will be forwarded to you as they develop.

EMPLOYEE BENEFITS: You and your eligible dependents will be covered by the Howmet program of employee benefits which includes: medical, dental, life and disability insurance, retirement plan, savings plan, and travel and accidental death and dismemberment coverage.

VACATION: You will be eligible for four weeks of paid vacation each year at the outset of your employment.

COMPANY CAR: The company will, in accordance with its practice for executives, provide you with a company car which will also be available for your personal use. You may choose between a Buick Park Avenue and an Oldsmobile Ninety-Eight, or an equivalently priced Ford or Chrysler product.

SEVERANCE ARRANGEMENT: In the event you are terminated during your first 24 months of employment, you will receive 12 months base pay and bonus paid at target as a lump sum in lieu of any other severance arrangements.

Mr. John C. Ritter
February 12, 1996
Page 2



There are a few prerequisites that I have asked Ms. Diana Jones of Human Resources in Whitehall to coordinate with you. She will arrange for an employment health examination and drug screening, and provide you with forms to certify your eligibility for employment as required by federal law and certain company forms dealing with confidentiality and non-disclosure of proprietary and trade secret information.

John, assuming that this offer is consistent with your understanding, please sign and return one copy in the enclosed envelope. If you have any questions, feel free to contact me or you may contact Jack Lambert if your questions are benefits related.

Needless to say, we would be very pleased to have you join us. We have a challenging year ahead. Together we can make a good company even better.

                                            Best regards,

                                            /s/ David L. Squier
                                            David L. Squier


cc: J. Lambert
    D. Jones
    R. Knapp


DLS/tid



                              /s/ John C. Ritter                2/14/96
Agreed to and accepted: ________________________________  ______________________
                                John C. Ritter                    Date